Exhibit 4.3

Space above reserved for Recorder of Deeds

This Instrument Grants a Security Interest by a Public Utility and a Transmitting Utility

First Supplemental Indenture

Dated as of June 1, 2006

Indenture of Mortgage and Deed of Trust

Dated as of June 1, 2006

THE EMPIRE DISTRICT GAS COMPANY,

As Grantor,

to

SPENCER R. THOMSON, DEED OF TRUST TRUSTEE

for the benefit of

THE BANK OF NEW YORK TRUST COMPANY, N.A., BOND TRUSTEE, as Grantee

with an address of:

2 North LaSalle Street, Suite 1020
Chicago, IL 60602

SECURING FIRST MORTGAGE BONDS

Legal Description: See Annex I

THIS AGREEMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS.

i

THIS FIRST SUPPLEMENTAL INDENTURE SECURES AMONG OTHER THINGS FUTURE ADVANCES AND OBLIGATIONS AND IS TO BE GOVERNED BY THE PROVISIONS OF SECTION 443.055 OF THE MISSOURI REVISED STATUTES. THE TOTAL PRINCIPAL AMOUNT OF OBLIGATIONS THAT MAY BE SECURED HEREUNDER IS $300,000,000.

FIRST SUPPLEMENTAL INDENTURE, dated as of the 1st day of June, 2006 among THE EMPIRE DISTRICT GAS COMPANY, a corporation organized and existing under the laws of the State of Kansas (hereinafter called “Company”), party of the first part, Spencer R. Thomson, Esq. a Missouri resident, as deed of trust trustee hereunder (hereinafter called “Deed of Trust Trustee”), for the benefit of The Bank of New York Trust Company, N.A., as bond trustee and beneficiary under the deed of trust created hereunder, a national banking association organized and existing under the laws of the United States (hereinafter called “Trustee”), party of the second part.

WHEREAS, the Company heretofore duly executed, acknowledged and delivered to the Trustee a certain Indenture of Mortgage and Deed of Trust dated as of June 1, 2006 (said Indenture of Mortgage and Deed of Trust (i) being hereinafter generally called the “Mortgage Indenture,” and (ii) together with this First Supplemental Indenture thereto, being hereinafter generally called the “Mortgage”), for the purpose of securing its First Mortgage Bonds (of which none is outstanding at the date of this First Supplemental Indenture), issued and to be issued for the purposes and in the manner therein provided, of which Mortgage this First Supplemental Indenture is intended to be made a part, as fully as if therein recited at length;

WHEREAS, the Company by appropriate and sufficient corporate action in conformity with the provisions of the Mortgage has duly determined to create a series of bonds under the Mortgage to be designated “First Mortgage Bonds, 6.82% Series due 2036” (hereinafter generally referred to as the “6.82% bonds due 2036”), to consist of fully registered bonds containing terms and provisions duly fixed and determined by the Board of Directors of the Company and expressed in this First Supplemental Indenture, such fully registered bonds and the Trustee’s certificate of its authentication thereof to be substantially in the forms thereof respectively set forth in Schedule A appended hereto and made a part hereof; and

WHEREAS, the execution and delivery of this First Supplemental Indenture and the issue of not in excess of Fifty-Five Million Dollars ($55,000,000) in aggregate principal amount of 6.82% bonds due 2036 and other necessary actions have been duly authorized by the Board of Directors of the Company; and

WHEREAS, the Company proposes to execute and deliver this First Supplemental as permitted by Section 303 of the Mortgage Indenture; and

WHEREAS, all acts and things necessary to constitute this First Supplemental Indenture a valid, binding and legal instrument and to make the 6.82% bonds due 2036, when executed by the Company and authenticated by the Trustee valid, binding and legal obligations of the Company have been authorized and performed;

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

That in order to secure the payment of the principal of and interest and premium, if any, on all bonds issued and to be issued under the Mortgage, according to their tenor and effect, and according to the terms of the Mortgage Indenture and this First Supplemental Indenture, and to secure the performance of the covenants and obligations in said bonds and in the Mortgage Indenture and this First Supplemental Indenture respectively contained, and for the better assuring and confirming unto the Deed of Trust Trustee and the Trustee, their successors and assigns, upon the trusts and for the purposes expressed in the Mortgage Indenture and this First Supplemental Indenture, all and singular the hereditaments, premises, estates and property of the Company thereby and hereby conveyed or assigned or intended so to be, or which the Company may thereafter have become bound to convey or assign to the Trustee, as security for said bonds (except such hereditaments, premises, estates and property as shall have been disposed of or released or withdrawn from the lien of the Mortgage Indenture and this First Supplemental Indenture, in accordance with the provisions thereof and subject to alterations, modifications and changes in said hereditaments, premises, estates and property as permitted under the provisions thereof), the Company, for and in consideration of the premises and the sum of One Dollar ($1.00) to it in hand paid by the Trustee, the receipt whereof is hereby acknowledged, and of other valuable considerations, has granted, bargained, sold, assigned, mortgaged, pledged, transferred, set over, aliened, released, conveyed and confirmed, and by these presents does grant, bargain, sell, assign, mortgage, pledge, transfer, set over, alien, release, convey and confirm unto the Deed of Trust Trustee and the Trustee, and their successors and assigns, all property, rights, privileges, easements and franchises particularly described in the Mortgage Indenture (except and subject as aforesaid), as fully as though described at length herein, and, in addition, all the property, rights, privileges and franchises (if any) particularly described in Annex I to this First Supplemental Indenture, which are hereby made a part of hereof, and deemed to be described herein, as fully as though described at length herein.

TOGETHER with all the revenues, income, earnings, reversions, remainders, rents, issues, tolls, products, and profits of the property subjected to or required to be subjected to the Lien of the Mortgage and all the estate, right, title, interest, property, possession, claim and demand whatsoever, as well in law as in equity, of the Company, of, in and to the same and any and every part thereof, with the appurtenances belonging or any anywise appertaining thereto.

TO HAVE AND TO HOLD all and singular the property, rights, privileges, easements and franchises granted by the Mortgage or mentioned or intended so to be unto the Trustee and its successors in the trust hereby created and its and their assigns, forever, other than in every case Excepted Property (as defined in the Mortgage).

IN TRUST, NEVERTHELESS, for the equal and proportionate benefit and security of all present and future holders of the bonds issued and to be issued under and secured by the Mortgage, and to secure the payments of such bonds and the interest thereon when payable in accordance with the provisions thereof or hereof, and to secure the performance of and compliance with the covenants and conditions of the Mortgage without preference, priority or distinction as to lien or otherwise of any one bond over any other bond by reason of priority in the issue or negotiation thereof, and under and subject to the provisions and conditions and for the uses and purposes hereinafter set forth.

And it is hereby covenanted that all such 6.82% bonds due 2036 are to be issued, authenticated and delivered, and that the mortgaged premises are to be held by the Trustee or the Deed of Trust Trustee, as originally granted in the Mortgage Indenture, upon and subject to the trusts, covenants, provisions and conditions and for the uses and purposes set forth in the Mortgage Indenture and this First Supplemental Indenture and upon and subject to the further covenants, provisions and conditions and for the uses and purposes hereinafter set forth, as follows, to wit:

Article 1.     Form and Provisions of 6.82% Bonds Due 2036

Section 1.01   Designation; Amount. The 6.82% bonds due 2036 shall be designated “First Mortgage Bonds, 6.82% Series due 2036” and, subject to Section 306 of the Mortgage Indenture, shall not exceed Fifty-Five Million Dollars ($55,000,000) in aggregate principal amount at any one time outstanding. The initial issue of the 6.82% bonds due 2036 may be effected upon compliance with the applicable provisions of the Mortgage Indenture.

Section 1.02   Form of 6.82% bonds due 2036. The 6.82% bonds due 2036 shall be issued only in fully registered form without coupons in denominations of One Thousand Dollars ($1,000) and multiples thereof. The 6.82% bonds due 2036 shall be numbered 2036-1 and consecutively upwards, or in any other manner deemed appropriate by the Trustee.

The 6.82% bonds due 2036 and the certificate of the Trustee upon said bonds shall be substantially in the forms thereof respectively set forth in Schedule A appended hereto.

Section 1.03   Provisions of 6.82% bonds due 2036; Interest Accrual. The 6.82% bonds due 2036 shall mature on June 1, 2036, and shall bear interest, payable semiannually on the 1st day of June and December of each year, commencing December 1, 2006 at the rate specified in their title, until the Company’s obligation in respect of the principal thereof shall be discharged. Interest on interest and principal which is overdue shall bear interest at that rate of interest that is 2.00% per annum above the rate of interest specified in the title of the 6.82% bonds due 2036 (the “Default Rate”). The 6.82% bonds due 2036 shall be callable for redemption in whole or in part according to the terms and provisions herein in Article 2.

Each 6.82% bond due 2036 shall be dated as of June 1, 2006 and shall bear interest on the principal amount thereof from the interest payment date next preceding the date of authentication thereof by the Trustee to which interest has been paid on the 6.82% bonds due 2036, or if the date of authentication thereof is prior to December 1, 2006, then from June 1, 2006, or if the date of authentication thereof be an interest payment date to which interest is being paid or a date between the record date for any such interest payment date and such interest payment date, then from such interest payment date. Interest on the 6.82% bonds due 2036 shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and with respect to any period less than a full calendar month, on the basis of the actual number of days elapsed in such period.

The person in whose name any 6.82% bond due 2036 is registered at the close of business on any record date (as hereinafter defined) with respect to any interest payment date shall be entitled to receive the interest payable on such interest payment date notwithstanding the cancellation of such bond upon any registration of transfer or exchange thereof subsequent to the record date and prior to such interest payment date, except that if and to the extent the Company shall default in the payment of the interest due on such interest payment date, then such defaulted interest shall be paid to the person in whose name such bond is registered at the close of business on the date before such payment. The term “record date” as used in this Section with respect to any regular interest payment date (i.e., June 1 or December 1) shall mean the May 31 or November 30, as the case may be, next preceding such interest payment date, or if such May 31 or November 30 is not a Business Day, the next preceding Business Day.

Any payment of principal, Make-Whole Amount (as defined below) or interest on any 6.82% bond due 2036 that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that, notwithstanding Section 114 of the Mortgage Indenture, if the maturity date of any 6.82% bond due 2036 is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Notwithstanding the otherwise applicable provisions of the Mortgage, the principal and the Redemption Price (as defined below) of, and interest on, the 6.82% bonds due 2036 shall be payable by Federal funds bank wire transfer of immediately available funds so long as required by Section 13.1 of the Bond Purchase Agreement, dated June 1, 2006, between the Company and the initial purchasers of the 6.82% bonds due 2036 (the “Bond Purchase Agreement”) or, in the event Section 13.1 shall no longer be applicable, in accordance with the provisions of the Mortgage Indenture.

Section 1.04   Definitions. Terms initially capitalized but not defined herein shall have the meanings ascribed to them in the Mortgage Indenture. So long as any of the 6.82% bonds due 2036 remain outstanding, (a) clause “(b)” of the definition of “Permitted Liens” in the Mortgage Indenture shall be deemed to read as follows:

“(b)         as to property acquired by the Company after the date hereof that becomes Mortgaged Property, Liens existing or placed thereon at the time of the acquisition thereof (including, but not limited to, any Prior Lien, provided, that (i) no such Lien shall have been created or assumed in contemplation of such acquisition of property, (ii) each such Lien shall extend solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property; and (iii) at the time of such incurrence and after giving effect thereto, no Event of Default would exist);”

and (b) the definition of “Purchase Money Lien” in the Mortgage Indenture shall be deemed to read as follows:

“Purchase Money Lien” means a Lien incurred after the date hereof given to secure the payment of the purchase price of property, or the cost of construction or improvement of such property (other than accounts receivable or inventory) useful or intended to be used in carrying on the business of the Company, including Liens existing on such property at the time of acquisition or construction thereof or created contemporaneously therewith, or Liens incurred within 270 days pf such acquisition and/or the completion of such construction or improvement, provided that (i) the Lien shall attach solely to the property acquired, purchased, constructed or improved; (ii) at the time of acquisition, construction or improvement of such property, the aggregate amount remaining unpaid on all Debt secured by Liens on such property, whether or not assumed by the Company, shall not exceed the lesser of (y) the cost to the Company of such acquisition, construction or improvement or (z) the fair market value of such property (as determined in good faith by one or more officers of the Company to whom authority to enter into the transaction has been delegated by the board of directors of the Company); and (iii) at the time of such incurrence and after giving effect thereto, no Event of Default would exist.”;

and any reference in the Mortgage Indenture to “Permitted Lien” or “Purchase Money Lien” shall be deemed to be a reference to such terms as modified by the First Supplemental Indenture.

Article 2.     Certain Terms Applicable to the 6.82% Bonds Due 2036

Section 2.01   Redemption of 6.82% bonds due 2036. The 6.82% bonds due 2036 are subject to redemption prior to maturity, as a whole at any time or in part from time to time, in accordance with the provisions of the Mortgage, upon not less than thirty (30) days nor more than sixty (60) days prior notice (which notice may be made subject to the deposit of redemption moneys with the Trustee before the date fixed for redemption) given by mail as provided in the Mortgage, at the option of the Company, at a redemption price equal to the principal amount of the bonds being redeemed plus accrued interest thereon to the date of redemption plus the Make Whole Amount (the “Redemption Price”). The Redemption Price and all components thereof shall be calculated by the Company and not by the Trustee.

“Make-Whole Amount” means, with respect to any Bond, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such 6.82% bond due 2036 over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any 6.82% bond due 2036, the principal of such 6.82% bond due 2036 that is to be prepaid.

“Discounted Value” means, with respect to the Called Principal of any 6.82% bond due 2036, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the 6.82% bonds due 2036 is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any 6.82% bond due 2036, 0.50% over the yield to maturity implied by (i) the yields reported as of 10:00 a.m.

(New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1 on Bloomberg Financial Markets (“Bloomberg”) or, if Page PX1 (or its successor screen on Bloomberg) is unavailable, the Telerate Access Service screen which corresponds most closely to Page PX1 for the most recently issued actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the actively traded U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the nearest one hundred-thousandth of a percentage point.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any 6.82% bond due 2036, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the 6.82% bonds due 2036, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date.

“Settlement Date” means, with respect to the Called Principal of any 6.82% bond due 2036, the date of redemption.

Notwithstanding any provision in the Mortgage Indenture to the contrary, in the case of each partial redemption of the 6.82% bonds due 2036, the principal amount of the 6.82% bonds due 2036 to be redeemed shall be allocated by the Trustee among all of the 6.82% bonds due 2036 at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for redemption.

The 6.82% bonds due 2036 are not otherwise subject to redemption.

Section 2.02   Exchangeability. Subject to Section 305 of the Mortgage Indenture, all 6.82% bonds due 2036 shall be fully interchangeable, and, upon surrender at the office or agency of the Company in a Place of Payment therefor, shall be exchangeable for other 6.82% bonds due 2036 of a different authorized denomination or denominations, as requested by the Holder surrendering the same. The Company will execute, and the Trustee shall authenticate and deliver, 6.82% bonds due 2036 whenever the same are required for any such exchange.

Section 2.03   Bond Purchase Agreement. Reference is made to Sections 9, 10 and 13 of the Bond Purchase Agreement, such Sections attached hereto as Schedule B,  for certain provisions governing the rights and obligations of the Company, the Trustee and the Holders of the 6.82% bonds due 2036. Such provisions are deemed to be incorporated in this Article 2 by reference as if set forth herein at length, so long as any of the 6.82% bonds due 2036 remain outstanding.

Section 2.04   Offer to Purchase the 6.82% bonds due 2036 in Event of a Change of Control.

(a)      Notice of Change in Control or Control Event. So long as any of the 6.82% bonds due 2036 remain Outstanding, the Company will, within five Business Days after any Responsible Officer (as defined in the Bond Purchase Agreement) becoming aware of the occurrence of any Change in Control (as defined below) or Control Event (as defined below), give written notice of such Change in Control or Control Event to the Trustee and to each holder of the 6.82% bonds due 2036. If a Change in Control has occurred, such notice shall contain and constitute an offer to purchase the 6.82% bonds due 2036 as described in Section 2.04(c) of this First Supplemental Indenture and shall be accompanied by the certificate described in Section 2.04(g) of this First Supplemental Indenture.

(b)     Condition to Company Action. The Company will not take any action that consummates or finalizes a Change in Control unless (1) at least 30 days prior to such action it shall have given to the Trustee and to each holder of the 6.82% bonds due 2036 written notice containing and constituting an offer to purchase the 6.82% bonds due 2036 as described in Section 2.04(c) of this First Supplemental Indenture, accompanied by the certificate described in Section 2.04(g) of this First Supplemental Indenture, and (2) contemporaneously with such action, the Company purchases all the 6.82% bonds due 2036 required to be purchased in accordance with this Section 2.04.

(c)      Offer to Purchase the 6.82% bonds due 2036. The offer to purchase the 6.82% bonds due 2036 contemplated by Sections 2.04(a) and (b) of this First Supplemental Indenture shall be an offer to purchase, in accordance with and subject to this Section 2.04 all, but not less than all, 6.82% bonds due 2036 held by each holder (in this case, “holder” in respect of any 6.82% bond due 2036 registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Purchase Date”). If such Proposed Purchase Date is in connection with an offer contemplated by Section 2.04(a) of this First Supplemental Indenture, such date shall be not less than 30 days and not more than 60 days after the date of such offer (if the Proposed Purchase Date shall not be specified in such offer, the Proposed Purchase Date shall be the 30th day after the date of such offer).

(d)     Rejection; Acceptance. A holder of 6.82% bonds due 2036 may accept or reject the offer to purchase made pursuant to this Section 2.04 by causing a notice of such acceptance or rejection to be delivered to the Company at least five Business Days prior to the Proposed Purchase Date. A failure by a holder of 6.82% bonds due 2036 to so respond to an offer to purchase made pursuant to this Section 2.04 shall be deemed to constitute a rejection of such offer by such holder.

(e)      Purchase. Purchase of the 6.82% bonds due 2036 to be purchased pursuant to this Section 2.04 shall be at 100% of the principal amount of such 6.82% bonds due 2036, together with accrued and unpaid interest on such 6.82% bonds due 2036 accrued to the date of purchase, but without any premium. The purchase shall be made on the Proposed Purchase Date, except as provided by Section 2.04(f).

(f)      Deferral Pending Change in Control. The obligation of the Company to purchase the 6.82% bonds due 2036 pursuant to the offers required by Section 2.04(c) and accepted in accordance with Section 2.04(d) is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made. In the event that such Change in Control does not occur on the Proposed Purchase Date in respect thereof, the purchase shall be deferred until, and shall be made on the date on which, such Change in Control occurs. The Company shall keep each holder of 6.82% bonds due 2036 reasonably and timely informed of (1) any such deferral of the date of purchase, (2) the date on which such Change in Control and the purchase are expected to occur and (3) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 2.04 in respect of such Change in Control automatically shall be deemed rescinded without penalty or other liability).

(g)     Officer’s Certificate. Each offer to purchase the 6.82% bonds due 2036 pursuant to this Section 2.04 shall be accompanied by a certificate, executed by a Senior Financial Officer (as defined in the Bond Purchase Agreement) and dated the date of such offer, specifying (1) the Proposed Purchase Date, (2) that such offer is made pursuant to this Section 2.04, (3) the principal amount of each 6.82% bond due 2036 offered to be purchased, (4) the interest that would be due on each 6.82% bond due 2036 offered to be purchased, accrued to the Proposed Purchase Date, (5) that the conditions of this Section 2.04 have been fulfilled and (6) in reasonable detail, the nature and date of the Change in Control.

(h)     “Change in Control” shall mean, in respect of the Company or the Parent (as defined in the Bond Purchase Agreement), if (1)(i) any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as in effect on the date of the Closing (as defined in the Bond Purchase Agreement) (for purposes of this Section 2.04, the “Exchange Act”)) or related persons constituting a group (as such term is used in Section 13d-5 under the Exchange Act), becomes the “beneficial owners” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of all classes then outstanding of the voting stock of either the Company or the Parent (which shall not be deemed to include the beneficial ownership by the Parent or its subsidiaries of the voting stock of the Company) or (ii) either the Company or the Parent sells, leases, transfers, conveys or otherwise disposes of (including by way of merger or consolidation), in one or a series of related transactions, all or substantially all of its assets to any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) and (2) after giving effect to the occurrence of any such event, the Company or the Parent, as applicable, or the person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that has acquired all or substantially all of the assets of the Company or the Parent, shall (i) have an unsecured (unenhanced) long-term debt rating of (x) “BB+” or lower by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) or (y) “Ba1” or lower by Moody’s Investors Service, Inc. (“Moody’s”) or (ii) be rated by neither S&P nor Moody’s.

(i)       “Control Event” shall mean (1) the execution by either the Company or the Parent or any of their Subsidiaries (as defined in the Bond Purchase Agreement) or Affiliates (as defined in the Bond Purchase Agreement) of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control, (2) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control or (3) the making of any written offer by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act) or related persons constituting a group (as such term is used in Section 13d-5 under the Exchange Act) to the holders of the common stock of either the Company or the Parent or of any of their Subsidiaries or Affiliates, which offer, if accepted by the requisite number of holders, would result in a Change in Control.

Section 2.05   Incurrence of Debt.

(a)      So long as any  of the 6.82% bonds due 2036 remain Outstanding, notwithstanding anything contained in Section 402(b) of the Mortgage Indenture to the contrary, the Company will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee, or otherwise become directly or indirectly liable with respect to, any Debt (including First Mortgage Bonds), unless on the date the Company or such Subsidiary becomes liable with respect to any such Debt, and immediately after giving effect thereto and to the concurrent retirement of any other Debt, the Company shall have an Interest Coverage Ratio of not less than 2.0 to 1; provided, however, that the incurrence of Debt in the ordinary course of business under working capital facilities having a term of less than one year providing for successive reborrowings and repayments shall not be included in calculating “Debt” for purposes of this Section 2.05.

(b)     “Interest Coverage Ratio” shall mean, as of any time the same is to be determined, the ratio of (a) EBITDA for the most recent four (4) fiscal quarters for which financial statements have been delivered to (b) Interest Charges for such four (4) fiscal quarters.

(c)      “EBITDA” means, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Charges for such period, plus (b) foreign, federal, state and local income taxes of the Company, and its Subsidiaries paid or accrued for such period, plus (c) all amounts properly charged by the Company and its Subsidiaries for depreciation and amortization of intangible assets during such period, plus (d) any non-cash deductions from Net Income for such period due to the write-down of any assets or any non-recurring event (other than any deductions which require or represent the accrual of a reserve for the payment of cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period).

(d)     “Net Income” shall mean, with reference to any period, the net income (or net loss) of the Company and its Subsidiaries for such period as computed on a consolidated basis in accordance with generally accepted accounting principles in the United States.

(e)      “Interest Charges” shall mean, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to capitalized lease obligations, all amortization of debt discount and expense) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles in the United States.

Section 2.06   Issuance of Additional First Mortgage Bonds. So long as any of the 6.82% bonds due 2036 remain Outstanding, notwithstanding anything contained in Section 402(b) of the Mortgage Indenture to the contrary, and subject to the provisions of Section 2.05 of this First Supplemental Indenture, First Mortgage Bonds of any one or more series (other than the 6.82% bonds due 2036) may only be authenticated and delivered under the Mortgage Indenture in a principal amount not to exceed 75% of the Cost of Property Additions acquired after the date hereof that have not previously been the subject of any application for the withdrawal, use or application of cash under Section 2.07(e) and have not previously been included in any Experts’ Certificate delivered pursuant to Section 402(b) of the Mortgage to the extent of the principal amount of First Mortgage Bonds issued on the basis of any such certificate. All of the provisions of Section 102(c) of the Mortgage Indenture shall apply in respect of any such Property Additions that consist of property owned by a successor corporation immediately prior to the time it has become such, or used or operated by others then the Company, except that the last sentence thereof shall be deemed to be amended by deleting the balance of such sentence after the word “apportioned”. In connection with any issuance of First Mortgage Bonds, the Company shall be obligated to deliver to the Trustee the documents, certificates and opinion specified in Section 402(b) of the Mortgage Indenture, appropriately modified to reflect the provisions of this Section 2.06.

Section 2.07   Application of Proceeds of Certain Releases under Article 16 of the Mortgage Indenture. So long as any of the 6.82% bonds due 2036 remain Outstanding, the provisions of Sections 1602(e), 1603, 1606(a) and 1606(b) of the Mortgage Indenture shall be deemed to be modified as follows:

(a)      Any consideration received by the Company for a grant of an easement, right-of-way, lease, license, authority or permit permitted by Section 1602(e) aggregating in excess of $250,000 to be received within any given calendar year shall be paid over to the Trustee to be held by it as part of the Mortgaged Property, subject to withdrawal as provided hereinafter in this Section 2.07; provided, however, that the Company may alternatively treat any such grant as a release to the extent allowed by Section 1605 of the Mortgage Indenture.

(b)     In lieu of clauses (iii), (iv), (v) and (vi) of subsection (c), any Experts’ Certificate required by Section 1603 of the Mortgage Indenture shall state instead:

(i)      that the proceeds received or to be received by the Company for the release of the Mortgaged Property that is the subject of the application under Section 1603 of which such Experts’ Certificate is a part (before deductions for ordinary and reasonable out-of-pocket costs and expenses of sale actually incurred by the Company) is not less than the Fair Value of such property as stated in clause (ii) of such Experts’ Certificate; and

(ii)     the amount of such net proceeds, after the deductions described in clause (i) above, required to be deposited with the Trustee; and

(iii)    that, in the judgment of the signers, such release will not impair the security of the Mortgage in contravention of the provisions thereof.

(c)      Subsection (d) of Section 1603 of the Mortgage Indenture shall be deemed to be deleted.

(d)     The last paragraph of Section 1603 shall be deemed to read as follows:

“Cash in the amount of the net proceeds specified in the Experts’ Certificate described above shall be deposited with the Trustee, shall be held as part of the Mortgaged Property and shall be withdrawn, released, used or applied in the manner, to the extent and for the purposes, and subject to the conditions, provided in Section 1606.”

(e)      Subsection (a) of Section 1606 shall be deemed to read as follows:

“may be withdrawn from time to time by the Company upon receipt by the Trustee of: (i) a Company Order requesting the withdrawal, use or application of such cash and transmitting appropriate instructions, (ii) an Officers’ Certificate stating that, to the knowledge of the signer, no Event of Default has occurred and is continuing; (iii) an Experts’ Certificate made and dated not more than 90 days prior to the first day of the month in which such Company Order is delivered to the Trustee stating that (A) the Company has acquired Property Additions after June 1, 2006 and prior to the date of such Experts’ Certificate having a Cost equal to the amount of cash requested to be withdrawn, used or applied, and describing such Property Additions; and (B) that such Property Additions have not previously been the subject of any other application for the withdrawal, use or application of cash under this Section and have not previously been included in any Experts’ Certificate delivered pursuant to Section 402(b) of this Mortgage to the extent of the principal amount of First Mortgage Bonds issued on the basis of any such certificate; and (iv) an Opinion of Counsel to the effect that: (1) this Mortgage constitutes, or, upon the delivery of, and/or the filing and/or recording in the proper places and manner of, the instruments of conveyance, assignment or transfer, if any, specified in said opinion, will constitute, a valid and direct mortgage lien, subject only to Permitted Liens, upon the interest of the Company in such Property Additions; and (2) the Company has corporate authority to operate such Property Additions.”

(f)      Subsection (b) of Section 1606 shall be deemed to read as follows:

“may, upon the request of the Company, be used by the Trustee for the purchase of First Mortgage Bonds in the manner, at the time or times, in the amount or amounts, at the price or prices and otherwise as directed or approved by the Company, all subject to the limitations hereafter in this Section set forth; provided, however, that, if the amount of any such Available Cash held by the Trustee which is proposed to be applied by the Company to the purchase of First Mortgage Bonds (the “Qualifying Proceeds”) in the then current fiscal year is, in the aggregate, equal to 10% or less of the Qualifying Property then the Company may, in its discretion, at any point in the then current fiscal year, make an offer to purchase, at a price equal to 100% of the principal amount thereof plus accrued interest thereon to the date of purchase, the principal amount of 6.82% bonds due 2036 then Outstanding corresponding to the amount of such Qualifying Proceeds;  and provided, further, however, that if such Qualifying Proceeds in the then current fiscal year is, in the aggregate, in amount greater than 10% of the Qualifying Property, then the Company may, in its discretion, at any point in the then current fiscal year make an offer to purchase, at a price equal to 100% of the principal amount thereof plus accrued interest thereon to the date of purchase plus the Make Whole Amount, a principal amount of 6.82% bonds due 2036 then Outstanding corresponding to the amount of such Qualifying Proceeds. “Qualifying Property” means the amount of assets shown on the balance sheet of the Company that constitute Property Additions at the end of the fiscal year immediately preceding the year in which any offer is made pursuant to this Section 1606(b). The Company shall provide written notice of any such offer to purchase to the Trustee and the holders (in this case, “holder” in respect of any 6.82% bond due 2036 registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) of the 6.82% bonds due 2036 then Outstanding. A holder of the 6.82% bonds due 2036 may accept or reject any such offer to purchase made pursuant to this Section 1606(b) by causing a notice of such acceptance or rejection to be delivered to the Company no later than 30 days after the date on which such holder first receives written notice of the Company’s offer to purchase the 6.82% bonds due 2036 in accordance with this Section 1606(b). A failure by a holder of a 6.82% bond due 2036 to so respond to any such offer to purchase made pursuant to this Section 1606(b) shall be deemed to constitute a rejection of such offer by such holder. In the event a holder of the  6.82% bonds due 2036 does not elect to accept, or is deemed to reject, any such offer of purchase, the Qualifying Proceeds shall, upon the request of the Company to the Trustee,  promptly be released to the Company provided that no Event of Default shall have occurred and be continuing. In the event a holder of the  6.82% bonds due 2036 accepts any such offer of purchase in accordance with the provisions of this Section 1606(b), the Company shall promptly effect such purchase in accordance with the provisions hereof.”

Section 2.08   Eligibility. So long as any of the 6.82% bonds due 2036 remain Outstanding, Section 1009(b) of the Mortgage Indenture shall be deemed to be deleted.

Section 2.09   Conditional Call. So long as any of the 6.82% bonds due 2036 remain Outstanding, the third paragraph of Section 504 of the Mortgage Indenture shall not be applicable to any redemption of such bonds.

Article 3.     Events of Default

Section 3.01   Events of Default. Notwithstanding Section 901(a) of the Mortgage Indenture, failure to pay any interest, including interest on overdue interest, on any 6.82% bond due 2036 when it becomes due and payable and continuance of such default for a period of 5 Business Days shall constitute an “Event of Default” under the Mortgage Indenture.

Section 3.02   Additional Events of Default. Pursuant to Section 901(f) of the Mortgage Indenture, Section 901 of the Mortgage Indenture shall be supplemented to include as “Events of Default” thereunder the occurrence of any of the following events (each such event, together with those “Events of Default” in Section 3.01 of this First Supplemental Indenture and in Section 901(b) — (e) of the Mortgage Indenture, an “Event of Default”), so long as any of the  6.82% bonds due 2036 remain outstanding:

(a)      any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in the Bond Purchase Agreement or in any writing furnished in connection with the transactions contemplated by the Bond Purchase Agreement proves to have been false or incorrect in any material respect on the date as of which made or furnished, as the case may be;

(b)     (i) the Company or any Subsidiary (as defined in the Bond Purchase Agreement) is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness (as defined in the Bond Purchase Agreement) that is outstanding in an aggregate principal amount of at least $5,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least  $5,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons (as defined in the Bond Purchase Agreement) are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $5,000,000 or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness;

(c)      a final judgment or judgments for the payment of money aggregating in excess of $5,000,000 are rendered against one or more of the Company or any Subsidiary and such judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay;

(d)     if (i) any Plan (as defined in the Bond Purchase Agreement) shall fail to satisfy the minimum funding standards of ERISA (as defined in the Bond Purchase Agreement) or the Code (as defined in the Bond Purchase Agreement) for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been filed with the PBGC (as defined in the Bond Purchase Agreement) or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate (as defined in the Bond Purchase Agreement) that a Plan may become a subject of any such proceedings, (iii) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (iv) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan (as defined in the Bond Purchase Agreement), or (v) the Company establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company thereunder; and any such event or events described in clauses (i) through (v) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect (as defined in the Bond Purchase Agreement). As used in this Section 3.01(d), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA;

(e)      the Company defaults in the performance of or compliance with any term contained in Sections 7.1(d), 7.1(e), 7.1(f), 7.1(g) or 9.7 of the Bond Purchase Agreement or Sections 2.04, 2.05, 2.06 or 2.07 of this First Supplemental Indenture;

(f)      the Company defaults in the performance of or compliance with any term contained in the Bond Purchase Agreement (other than those referred to in the other subsections of this Section) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer (as defined in the Bond Purchase Agreement) obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any Holder of a 6.82% bond due 2036 (any such written notice to be identified as a “notice of default” and to refer specifically to this subsection); or

(g)     the Company fails to apply for a rating within the time specified in Section 9.8 of the Bond Purchase Agreement or to receive such rating within 150 days following the date of application therefor.

Section 3.03   Liquidated Damages Payable on Acceleration. So long as any of the 6.82% bonds due 2036 remain outstanding, upon any of the 6.82% bonds due 2036 becoming due and payable, whether automatically or by declaration, then, notwithstanding anything in Article Nine of the Mortgage Indenture to the contrary, the Company shall (to the full extent permitted by applicable law) pay to the holders of the Outstanding 6.82% bonds due 2036, in addition to all other amounts payable pursuant to said Article Nine (without duplication), an amount of liquidated damages equal to the entire unpaid principal amount of such 6.82% bonds due 2036, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount, and the registered owners of the 6.82% bonds due 2036 shall (to the full extent permitted by applicable law) have a claim (secured by the Lien of the Mortgage) against the Company for such additional amount of liquidated damages.

The Company acknowledges that each Holder of a 6.82% bond due 2036 has the right to maintain its investment in the 6.82% bonds due 2036 free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the 6.82% bonds due 2036 are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Article 4.     Miscellaneous

Section 4.01   Ratification. The provisions of this First Supplemental Indenture shall be effective from and after the execution hereof; and the Mortgage, as hereby supplemented, shall remain in full force and effect.

Section 4.02   Successor and Assigns. All covenants, provisions, stipulations and agreements in this First Supplemental Indenture contained are and shall be for the sole and exclusive benefit of the parties hereto, their successors and assigns, and (subject to the provisions of the Bond Purchase Agreement) of the Holders and registered owners from time to time of the 6.82% bonds due 2036).

Section 4.03   Effect of Table of Contents and Headings. The description headings of the several Articles and Sections of this First Supplemental Indenture are inserted for convenience of reference only and are not to be taken to be any part of this First Supplemental Indenture or to control or affect the meaning, construction or effect of the same.

Section 4.04   Counterparts. For the purpose of facilitating the recording hereof, this First Supplemental Indenture may be executed in any number of counterparts, each of which shall be and shall be taken to be an original and all collectively but one instrument.

Section 4.05   Governing Law. This First Supplemental Indenture and the 6.82% bonds due 2036 shall be governed by and construed in accordance with the law of the State of Missouri, except to the extent that the Trust Indenture Act shall be applicable and except to the extent that the laws of any other state where the Company then owns Mortgaged Property shall govern the Mortgage Lien and related provisions of the Mortgage with respect to property in such state; provided however that the rights and obligations of the Trustee shall be governed by the laws of the state of New York.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

THE EMPIRE DISTRICT GAS COMPANY

Attest:

/s/ Laurie A. Delano	By /s/ Ronald F. Gatz
Laurie A. Delano, Assistant Secretary	Ronald F. Gatz, Vice President

Signed and delivered in the presence of:

/s/ Maria Macoubrie	Printed Name:	Maria Macoubrie

/s/ Michael R. Humphrey	Printed Name:	Michael R. Humphrey

THE BANK OF NEW YORK TRUST COMPANY, N.A.

By	/s/ Steven D. Torgeson
Printed Name:	Steven D. Torgeson
Its:	Vice President

STATE OF MISSOURI	)
) ss.
COUNTY OF JACKSON	)

On this 24th day of May, 2006, before me, appeared Ronald F. Gatz, to me personally known, who being by me duly sworn, did say that he is the Vice-President of The Empire District Gas Company, a Kansas corporation, that said corporation has no seal, that said instrument was signed on behalf of said corporation by authority of its Board of Directors, and acknowledged said instrument to be the free act and deed of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my notarial seal at my office in Kansas City, Missouri, the day and year last above written.

/s/ Martisua Lager

Martisua Lager
Notary Public in and for
said County and State

My Commission Expires:
10/14/07

(The Notary Public must type or print his/her name immediately beneath his/her signature.)

STATE OF ILLINOIS	)
) ss.
COUNTY OF COOK	)

On this 30th day of May, 2006, before me, appeared Steven D. Torgeson, to me personally known, who being by me duly sworn, did say that he/she is the Vice President of The Bank of New York Trust Company, N.A., a national banking association, that the seal affixed to the foregoing instrument is the corporate seal of the corporation, that said instrument was signed and sealed on behalf of said corporation by authority of its Board of Directors, and acknowledged said instrument to be the free act and deed of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my notarial seal at my office in Chicago, Illinois, the day and year last above written.

/s/ Mike Countryman

Mike Countryman
Notary Public in and for
said County and State

My Commission Expires:
[illegible]

(The Notary Public must type or print his/her name immediately beneath his/her signature.)

SCHEDULE A

[FORM OF 6.82% BOND DUE 2036]

THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS SECURITY IS HEREBY NOTIFIED THAT THE SELLER OF THIS SECURITY MAY BE RELYING ON AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT. THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE EMPIRE DISTRICT GAS COMPANY (THE “COMPANY”) THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A PROMULGATED UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), OR ANY OTHER AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (II) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (IV) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY SUBSEQUENT PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

THE HOLDER OF THIS BOND, BY VIRTUE OF ITS ACQUISITION HEREOF, AGREES TO BE BOUND BY THE TERMS OF THE MORTGAGE AND THE BOND PURCHASE AGREEMENT (EACH AS DEFINED IN THIS BOND) TO THE EXTENT APPLICABLE, AND ACKNOWLEDGES THAT THE MORTGAGE AND THE BOND PURCHASE AGREEMENT EACH CONTAIN A FURTHER DESCRIPTION OF THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE HOLDER OF THIS BOND, THE COMPANY AND THE TRUSTEE, AND THE TERMS APPLICABLE TO THIS BOND.

No. 2036-[ ]	PPN: 29164# AA 5

$

THE EMPIRE DISTRICT GAS COMPANY

Incorporated under the Laws of the State of Kansas

FIRST MORTGAGE BONDS, 6.82% SERIES DUE 2036

PRINCIPAL DUE June 1, 2036

FOR VALUE RECEIVED, THE EMPIRE DISTRICT GAS COMPANY, a corporation organized and existing under the laws of the State of Kansas (hereinafter called the Company), hereby promises to pay to [          ], or registered assigns, the principal sum of [           ] dollars, on the 1st day of June, 2036 and to pay interest on said sum, semiannually on the 1st day of June and December in each year, commencing December 1, 2006 until the Company’s obligation with respect to said principal sum shall be discharged, at the rate per annum specified in the title of this bond from the interest payment date next preceding the date of authentication hereof to which interest has been paid on the bonds of this series, or if the date of authentication hereof is prior to December 1, 2006,  then from June 1, 2006, or if the date of authentication hereof is an interest payment date to which interest is being paid or a date between the record date for any such interest payment date and such interest payment date, then from such interest payment date. Interest on interest and principal which is overdue shall bear interest at that rate of interest that is 2.00% per annum above the rate of interest specified in the title of the 6.82% bonds due 2036.

The principal and the Redemption Price (as defined below) of, and interest on, this bond shall be payable by Federal funds bank wire transfer of immediately available funds so long as required by Section 13.1 of the Bond Purchase Agreement, dated June 1, 2006, between the Company and the initial purchasers of the 6.82% bonds due 2036 (the “Bond Purchase Agreement”) or, in the event Section 13.1 shall no longer be applicable, in accordance with the provisions of the Mortgage Indenture.

This bond is one of a duly authorized issue of First Mortgage Bonds of the Company designated as its “First Mortgage Bonds” (herein called the “bonds”), issued and to be issued in one or more series under, and all equally and ratably secured by, an Indenture of Mortgage and Deed of Trust dated as of June 1, 2006 (said Indenture of Mortgage and Deed of Trust (i) being hereinafter generally called the “Mortgage Indenture,” and (ii) together with the First Supplemental  Indenture (the “First Supplemental Indenture”) thereto, being hereinafter generally called the “Mortgage”) between the Company and The Bank of New York Trust Company, N.A., as bond trustee (herein called the “Trustee”). Reference is hereby made to the Mortgage for a description of the properties thereby mortgaged, pledged and assigned, the nature and extent of the security, the respective rights thereunder of the holders of the bonds, the Trustee and the Company, and terms upon which the bonds are, and are to be, authenticated and delivered. Reference is made also to the Bond Purchase Agreement for

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a further description of the respective rights of the Holder of this bond, the Company and the Trustee, and the terms applicable to this bond.

As provided in the Mortgage, the bonds are issuable in series which may vary as in the Mortgage provided or permitted. This bond is one of the series specified in its title.

Interest on this bond shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and with respect to any period less than a full calendar month, on the basis of the actual number of days elapsed for such period.

The person in whose name any 6.82% bond due 2036 is registered at the close of business on any record date (as hereinafter defined) with respect to any interest payment date shall be entitled to receive the interest payable on such interest payment date notwithstanding the cancellation of such bond upon any registration of transfer or exchange thereof subsequent to the record date and prior to such interest payment date, except that if and to the extent the Company shall default in the payment of the interest due on such interest payment date, then such defaulted interest shall be paid to the person in whose name such bond is registered at the close of business on the date before such payment. The term “record date” as used with respect to any regular interest payment date (i.e., June 1 or December 1) shall mean the May 31 or November 30, as the case may be, next preceding such interest payment date, or if such May 31 or November 30 is not a Business Day, the next preceding Business Day.

Any payment of principal, Make-Whole Amount (as defined below) or interest on any 6.82% bond due 2036 that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that, notwithstanding Section 114 of the Mortgage Indenture if the maturity date of any 6.82% bond due 2036 is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Reference is hereby made to the further provisions of this bond set forth on the reverse hereof, including without limitation provisions in regard to the call and redemption and the registration of transfer and exchangeability of this bond, and such further provisions shall for all purposes have the same effect as though fully set forth in this place.

This bond shall not become or be valid or obligatory until the certificate of authentication hereon shall have been signed by The Bank of New York Trust Company, N.A. and hereinafter with its successors as defined in the Mortgage, generally called the Trustee, or by such a successor.

3

IN WITNESS WHEREOF, The Empire District Gas Company has caused this bond to be executed in its corporate name and on its behalf by its Chief Financial Officer by his signature or a facsimile thereof, and attested by the manual or facsimile signature of its Secretary.

Dated as of June 1, 2006.

THE EMPIRE DISTRICT GAS COMPANY

By:
Name: Gregory A. Knapp
Title: Chief Financial Officer

Attest:

By:
Name: Janet S. Watson
Title: Secretary

4

[FORM OF TRUSTEE’S CERTIFICATE]

This is one of the First Mortgage Bonds of the series designated therein referred to in the within-mentioned Mortgage.

The Bank of New York Trust Company, N.A.,
as Trustee
By: _____________________________
Authorized Signatory

Dated June 1, 2006

[FORM OF BOND]

[REVERSE]

FIRST MORTGAGE BONDS, 6.82% SERIES DUE 2036

This bond is one of an issue of bonds of the Company, known as its First Mortgage Bonds, all issued or to be issued in one or more series, and is one of a series of said bonds limited in principal amount to Fifty-Five Million Dollars ($55,000,000), consisting only of registered bonds without coupons and designated “First Mortgage Bonds, 6.82% Series due 2036”, all of which bonds are issued or are to be issued under, and equally and ratably secured by, the Mortgage, as provided in the Mortgage to which reference is made for a statement of the property mortgaged and pledged, the nature and extent of the security, the rights of the holders of the bonds in respect thereof and the terms and conditions upon which the bonds may be issued and are secured; but neither the foregoing reference to the Mortgage nor any provision of this bond or of the Mortgage shall affect or impair the obligation of the Company, which is absolute, unconditional and unalterable, to pay at the maturities herein provided the principal of and interest on this bond as herein provided.

All bonds of this series are fully interchangeable, and, upon surrender at the office or agency of the Company in a Place of Payment thereof, shall be exchangeable for other bonds of this series of a different authorized denomination or denominations, as requested by the Holder surrendering the same.

Prior to due presentment for registration of transfer of this bond the Company and the Trustee may deem and treat the registered owner hereof as the absolute owner hereof, whether or not this bond be overdue, for the purpose of receiving payment and for all other purposes, and neither the Company nor the Trustee shall be affected by any notice to the contrary.

If an Event of Default, as defined in either the Mortgage Indenture or the First Supplemental Indenture, occurs and is continuing, the principal of this bond may become or be declared due and payable in the manner, at the price and with the effect provided in the Mortgage.

The 6.82% bonds due 2036 are subject to redemption prior to maturity, as a whole at any time or in part from time to time, in accordance with the provisions of the Mortgage, upon not less than thirty (30) days nor more than sixty (60) days prior notice (which notice may be made subject to the deposit of redemption moneys with the Trustee before the date fixed for redemption) given by mail as provided in the Mortgage, at the option of the Company, at a redemption price equal to the principal amount of the bonds being redeemed plus accrued interest thereon to the date of redemption plus the Make Whole Amount (the “Redemption Price”). The Redemption Price and all components thereof shall be calculated by the Company and not by the Trustee.

“Make-Whole Amount” means, with respect to any Bond, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such 6.82% bond due 2036 over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any 6.82% bond due 2036, the principal of such 6.82% bond due 2036 that is to be prepaid.

“Discounted Value” means, with respect to the Called Principal of any 6.82% bond due 2036, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the 6.82% bonds due 2036 is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any 6.82% bond due 2036, 0.50% over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1 on Bloomberg Financial Markets (“Bloomberg”) or, if Page PX1 (or its successor screen on Bloomberg) is unavailable, the Telerate Access Service screen which corresponds most closely to Page PX1 for the most recently issued actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the actively traded U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the nearest one hundred-thousandth of a percentage point.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

2

“Remaining Scheduled Payments” means, with respect to the Called Principal of any 6.82% bond due 2036, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the 6.82% bonds due 2036, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date.

“Settlement Date” means, with respect to the Called Principal of any 6.82% bond due 2036, the date of redemption.

The 6.82% bonds due 2036 are also subject to mandatory repurchase by the Company under the circumstances provided in the First Supplemental Indenture.

Notwithstanding any provision in the Mortgage Indenture to the contrary, in the case of each partial redemption of the 6.82% bonds due 2036, the principal amount of the 6.82% bonds due 2036 to be redeemed shall be allocated by the Trustee among all of the 6.82% bonds due 2036 at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for redemption.

No recourse shall be had for the payment of the principal of or the interest on this bond, or any part thereof, or for any claim based thereon or otherwise in respect thereof, to any incorporator, shareholder, member, limited partner, officer, manager, director or employee, as such, past, present or future of the Company, either directly or indirectly, by virtue of any statute or by enforcement of any assessment or otherwise, and any and all liability of the said incorporators, shareholders, members, limited partners, officers, managers, directors or employees of the Company in respect to this bond is hereby expressly waived and released by every holder hereof.

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